Exhibit 4.4

Invea Therapeutics, Inc.

AMENDMENT TO GRID NOTE

This Amendment to Grid Note, dated October 20, 2023 (the “Amendment”) is entered into by and between Invea Therapeutics., a Delaware corporation (the “Company” or the “Borrower”) and the InveniAI LLC (the “Payee”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the respective meanings ascribed to them in the Grid Note (as defined below).

Recitals

A.             The Company and the Payee are parties to that certain Grid Note dated November 24, 2021, by and between the Company and the Payee, as amended (the “Grid Note”).

B.             The Company and the Payee desire to amend the Grid Note as set forth in this Amendment.

Agreement

In consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.             Amendment of the Notes.

(a)            Paragraph 3 of the Grid Note is amended and restated to read in its entirety as follows:

ONE MILLION ($1,000,000) of principal shall be due and payable upon the earlier of (i) June 30, 2024 or (ii) upon the Company receiving a cumulative amount of TWENTY FIVE MILLION DOLLARS ($25,000,000) of financing, whichever is earlier. The remaining principal and accrued interest thereon shall be due and payable on the earlier to occur of (i) December 31, 2025 or (ii) consummation of financing with aggregate proceeds of at least ONE HUNDRED MILLION DOLLARS ($100,000,000).

2.             Governing Law. This Amendment will be governed by and construed under the laws of the State of Connecticut in all respects as such laws are applied to agreements among Connecticut residents entered into and performed entirely within Connecticut. The parties agree that any action brought by either party under or in relation to this Amendment, including without limitation to interpret or enforce any provision of this Amendment, will be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in Connecticut.

3.             Effect of Amendment. All other terms and conditions of the Grid Note will be unaffected hereby and remain in full force and effect.

4.             Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including PDF or any electronic signature complying with the U.S. federal ESIGN Act of 2000) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

[Signature Pages Follow]

In Witness Whereof, the undersigned have caused this Amendment to Grid Note to be executed and delivered on the date first above written.

Company:

Invea Therapeutics, Inc.

By:	/s/ Michael Aiello
Name: Michael Aiello
Title: Chief Financial Officer

(Signature Page to Amendment to Grid Note)

In Witness Whereof, the undersigned have caused this Amendment to Grid Note to be executed and delivered on the date first above written.

Payee

InveniAI LLC

By:	/s/ Krishnan Nandabalan
Name: Krishnan Nandabalan
Title: Chief Executive Officer

(Signature Page to Amendment to Grid Note)